As Filed with the Securities and Exchange Commission on December 15, 2004
                          Registration No.: 333-120253

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 Form SB-2/A 1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ConsultAmerica, Inc.

                               13070 Addison Road
                                Roswell, GA 30075
                                  404-915-0570

          (Address and telephone number of principal executive offices)

                               Edward A. Sundberg
                              ConsultAmerica, Inc.
                               13070 Addison Road
                                Roswell, GA 30075
                                  404-915-0570

            (Name, address and telephone number of agent for service)

          Delaware                       7363                04-3007151
-------------------------------  ----------------------  --------------------
(State or other jurisdiction of    Primary Industrial     (I.R.S. Employer
 incorporation or organization)      Class Code No.       Identification No.)

                                 WITH A COPY TO

                               Gary B. Wolff, P.C.
                                805 Third Avenue
                            New York, New York 10022
                                  212-644-6446

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                    Proposed
  Title of Each Class Of                             Maximum          Proposed Maximum       Amount of
     Securities To Be          Amount To Be      Offering Price      Aggregate Offering    Registration
       Registered               Registered         Per Unit 1              Price 1              Fee
--------------------------  ------------------  -----------------  ----------------------  --------------
Common stock, $ .001         1,195,000 shares         $.01                 $11,950            $1.52
Par value per share


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

--------------------------

1        Estimated solely  for  the  purpose  of  computing  the  amount  of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended and based upon the amount of consideration received by ConsultAmerica, Inc. the issuer. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price. The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued (in April 2004) which shares of common stock were all issued at $.001 per share and with the Company selecting $.01 per share as being the nearest full cent higher than the $.001 price indicated.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion December   , 2004


                                1,195,000 SHARES

                              CONSULTAMERICA, INC.

                                  COMMON STOCK


         As of November 30, 2004 we had 10,000,000 shares of our common shares outstanding.


         This is a resale prospectus for the resale of up to 1,195,000 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

         Our common stock is not traded on any market.

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

         Investing in our common stock involves very high risks. See "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


         The date of this prospectus is December___, 2004.



                               PROSPECTUS SUMMARY

About ConsultAmerica, Inc.

         ConsultAmerica, Inc. was incorporated under the laws of the State of Delaware in 1988 by Edward A. Sundberg, our president, to be a consulting firm.


         Our mission is to provide strategic business planning and management consulting to small companies. We prepared numerous business plans and helped develop strategies through 1996, at which time we became dormant. Edward A. Sundberg became sole owner in 1997. We became active during the first quarter of 2004. We may refer to ourselves in this document as "CONSULTAMERICA", "we," or "us." Our principal executive offices are located at 13070 Addison Rd., Roswell, GA 30075, and our telephone number at that address is 404-915-0570.

The Offering

         The shares being offered for resale under this prospectus consist of approximately 11.9% of the outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us            None

Shares of common stock which may be
sold by the selling stockholders                1,195,000

Use of proceeds                                 We will not receive any proceeds
                                                from the resale of shares
                                                offered by the selling
                                                stockholders hereby, all of
                                                which proceeds will be paid to
                                                the selling stockholders.

Risk factors                                    The purchase of our common stock
                                                involves a high degree of risk.

Trading Market                                  None

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.


                                  RISK FACTORS

         You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

         If any of the following risks develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.


1. CONSULTAMERICA has too limited of an operating history to permit investors to make reasonable evaluations based on past history and performance.

         CONSULTAMERICA was incorporated under the laws of the State of Delaware in 1988. We performed substantially no revenue producing activities from 1996 until the first quarter of 2004. Substantially all of our revenue in 2004 has been derived from a single project with a related party which has been completed, and accordingly, no further revenues from such project are anticipated. We have insufficient operating history upon which an evaluation of our future performance and prospects can be made.

         CONSULTAMERICA cannot be certain that our business strategy will be successful or that we will ever be able to maintain or significantly increase revenue generating activities. Furthermore, CONSULTAMERICA believes that it is possible that we may incur operating losses and negative cash flow in the future, notwithstanding having had a net income of $40,778 for the fiscal year ended August 31, 2004.

2. CONSULTAMERICA has limited financial resources and our auditors' report on our financial statements indicates that there is significant uncertainty about our ability to continue as a going concern. Absent financial resources we will be unable to undertake programs designed to expand our business.

         CONSULTAMERICA has limited financial resources and has not established a source of equity or debt financing. In addition, CONSULTAMERICA has not established a source of ongoing revenue and has no backlog of revenue-producing engagements. Our auditors indicated that there is significant uncertainty about our ability to continue as a going concern in their report on our financial statements for the fiscal year ended August 31, 2004. As of October 29, 2004 we had $9,129 in cash. We will require financing or revenue of at least $100,000 to establish our business and implement our strategic plan over the next 12 months. There can be no assurance that outside financing will be available or found. If CONSULTAMERICA is unable to generate revenue or obtain financing, we may not be able to maintain or expand revenue producing activities.

         If we are unable to generate revenue or obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may have to substantially curtail or terminate our operations. To date, no CONSULTAMERICA officer, director, affiliate or associate has had any preliminary contact or discussions with, nor are there any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger transaction referred to herein or otherwise.

         Additionally, we do not currently have sufficient resources to pay all of the direct costs of this offering. The understanding that our president will loan the money to do so, if necessary, and our counsel will defer his fees, is a binding agreement and is summarized as follows:

         CONSULTAMERICA will pay all costs relating to this offering estimated at $71,101.52. This amount will be paid, as and when necessary and required, or otherwise accrued on the books and records of CONSULTAMERICA until we are able to pay the full amount due either from revenues or loans from our president. Absent sufficient revenues to pay these amounts within three months of the date of this prospectus, our president has agreed to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus. If and when loaned, the loan will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when CONSULTAMERICA has the financial resources to do so. A formal written arrangement exists with respect to our president's commitment to loan funds as indicated herein and, accordingly, the agreement between CONSULTAMERICA, our president and our counsel (filed as Exhibit 10.2) is binding upon all parties.


3. Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.


         We have no committed source of financing. On occasion our board of directors may attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (24,000,000) but un-issued (14,000,000) shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management's ability to maintain control of CONSULTAMERICA.

4. Dependence upon two officers, the loss of whose services may cause our business operations to cease and need for additional personnel.

         Our chief executive officer, Edward A. Sundberg, and our sole other employee, Lindsey Sundberg, are entirely responsible for the development and execution of our business. Lindsey Sundberg, who is the daughter of Edward A. Sundberg, currently devotes 100% of her time to our day-to-day operations. She is under no contractual obligation to remain employed by us. If she should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein.

         Edward A. Sundberg is involved in other ventures and devotes only a portion of his time to our business. Substantially all the revenues realized during 2004 relate to engagements performed or originated by Edward A. Sundberg. He is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason before we have hired additional personnel, our operations are likely to fail.


         We will fail without Mr. Sundberg or an appropriate replacement(s). We intend to acquire "key-man" life insurance on the life of Mr. Sundberg naming us as the beneficiary when and if we obtain the resources to do so. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

         Mr. Sundberg's current intentions are to remain with us regardless of whether he sells all or a substantial portion of his stockholdings in us. He nevertheless is offering approximately 5.4% of his shareholder interest, (500,000 shares) in this offering (5% of all outstanding common shares) since otherwise sales by him would be restricted to 1% (or 100,000 shares) of all outstanding CONSULTAMERICA shares every three months in accordance with Rule
144. As an officer/control person of CONSULTAMERICA, Mr. Sundberg may not avail himself of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the two-year holding period requirement is met.


5. We may face damage to our professional reputation or legal liability if our future clients are not satisfied with our services.

         As a consulting service firm, we depend and will continue to depend to a large extent on referrals and new engagements from our clients and will attempt to establish a reputation for high-caliber professional services and integrity to attract and retain clients. As a result, if a client is not satisfied with our services or products, such lack of satisfaction may be more damaging to our business than it may be to other businesses. Moreover, if we fail to meet our obligations, we could be subject to legal liability or loss of client relationships. Our engagements will typically include provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. Accordingly, no assurances can be given that we will retain clients in the foreseeable future.

6.       Our future engagements with clients may not be profitable.

         When making proposals for engagements, we plan to estimate the costs and timing for completing the engagements with such estimates intended to reflect our best judgment. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these engagements less profitable or unprofitable, which would have an adverse effect on our profit margin.

         In addition, as consultants, a client will typically retain us on an engagement-by-engagement basis, rather than under long-term contracts, and a substantial majority of our contracts and engagements may be terminated by the client with short notice and generally without significant penalty. Furthermore, because large client engagements may involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of an engagement or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client or the economy generally. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.

7. Substantially all of our revenue was derived from a completed engagement with a related party.

         During the first quarter of 2004, we received $100,000 in fees associated with our services to Titan Financial LLC, a New York-based financial consulting firm in which Mr. Sundberg, our president, is a partner, and Sundberg Communications Co., Inc., a private company owned by Mr. Sundberg. The project represented substantially all of our revenue during the period and is completed and accordingly, no further revenues from such project are anticipated. We have no similar engagements underway or commitment for a similar engagement with Titan Financial LLC, Sundberg Communications Co., Inc.

         We anticipate that we will rely on one or a small number of engagements and clients for the indefinite future. There is no assurance that these clients will provide us with sufficient levels of revenue to generate profits or even to sustain operations.


8. Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability.


         Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of CONSULTAMERICA. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.


9. Currently there is no market for our securities, and there can be no assurances that any market will ever develop or that our common stock will be quoted for trading and even if quoted, it is likely to be subject to significant price fluctuations.

         Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no market whatsoever for our securities. We will seek to have a market maker file an application with the NASD on our behalf to quote the shares of our common stock on the NASD OTC Bulletin Board ("OTCBB"). There can be no assurance as to whether such market maker's application will be accepted or, if accepted, the prices at which our common stock will trade if a trading market develops, of which there can be no assurance. We are not permitted to file such application on our own behalf. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

         In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of CONSULTAMERICA and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

         Because of the anticipated low price of our securities, many brokerage firms may not be willing to effect transactions in these securities. See Risk Factor No. 15.


10. If a market develops for our shares, rule 144 sales may depress prices in that market.

         All of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

         As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period (at least one year) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.


11. Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to adversely affect stockholder voting power and perpetuate their control over CONSULTAMERICA.


         Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $ .001 per share.

         The specific terms of the preferred stock have not been determined, including:

o        designations;

o        preferences;

o        conversions rights;

o        cumulative, relative;

o        participating; and

o        optional or other rights, including:

         o        voting rights;

         o        qualifications;

         o        limitations; or

         o        restrictions of the preferred stock

         Our board of directors is entitled to authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in its sole discretion, with no further authorization by security holders required for the issuance thereof. This form of securities is commonly referred to as "blanket preferred."


         The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of CONSULTAMERICA or make removal of management more difficult. As a result, the board of directors' ability to issue preferred stock may discourage the potential hostility of an acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.


12. All 1,195,000 shares of our common stock being registered in this offering may be sold by selling stockholders subsequent to the effectiveness of this registration statement.

         All 1,195,000 shares of our common stock held by 35 shareholders that are being registered in this offering may be sold subsequent to effectiveness of this registration statement either at once and/or over a period of time. These sales may take place because all of these shares of common stock are being registered hereunder and, accordingly, reliance upon Rule 144 is not necessary. See also "Selling Stockholders" and "Plan of Distribution" elsewhere in this Prospectus. The ability to sell these shares of common stock and/or the sale thereof reduces the likelihood of the establishment and/or maintenance of an orderly trading market for our shares at any time in the near future.

13.      There are significant potential conflicts of interest

         Neither of our key personnel (two persons) is required to commit full time to our affairs and, accordingly, these individual(s) (particularly our president) may have conflicts of interest in allocating management time among various business activities. In the course of other business activities, certain key personnel (particularly our president) may become aware of business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, there may have conflicts of interest in determining to which entity a particular business opportunity should be presented.


         Our President, Edward A. Sundberg, owns (as of November 1, 2004) approximately 93.1% of our issued and outstanding common shares. Additionally, Mr. Sundberg is a partner of Titan International LLC ("Titan"), a New York-based project management and business strategy advisory firm, and also is the sole owner of Sundberg Communications Co. Inc., a private consulting company. As a result of these relationships and the stated business purposes of these companies, certain potential conflicts of interest are likely to arise with regard to Mr. Sundberg's business activities.

     In an effort to resolve such potential conflicts of interest, we have entered into a written agreement with Mr. Sundberg containing the following provisions:


     o any business opportunities that he may become aware of independently or directly through his association with us (as opposed to disclosure to him of such business opportunities by management or consultants associated with Titan or Sundberg Communications) would be presented by him solely to us;

     o any business opportunities disclosed to him by Titan or Sundberg Communications' management would not be presented by him to us, unless and until Titan and Sundberg Communications passed upon same: and

     o any business opportunities disclosed to him by us would not be presented by him to either Titan or Sundberg Communications, unless and until we passed upon same.

         In the event that the same business opportunity is presented to Mr. Sundberg by both us and either Titan or Sundberg Communications, Mr. Sundberg shall only render his services to the entity that first disclosed such business opportunity to him.

         A copy of the agreement is included as Exhibit 10.4 to the registration statement to which this prospectus is a part.


14. The ability of our president to control our business may limit minority shareholders' ability to influence corporate affairs.

         Upon the completion of this offering, our president will beneficially own approximately 88% of our outstanding common stock assuming that selling shareholders sell all shares being registered. Because of his beneficial stock ownership, our president will be in a position to continue to elect a majority of the board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, mergers with or sales to other companies, selection of officers and directors and all other business decisions. The minority shareholders would have no way of overriding decisions made by the majority shareholders (our president). The level of control may also have an adverse impact on the market value of our shares.


15 Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will create a lack of liquidity and make trading difficult or impossible.

         Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets which is are commonly referred to as the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

     o the basis on which the broker or dealer made the suitability determination, and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements will create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.
For all of the foregoing reasons and others set forth herein, an investment in our securities in any market which may develop in the future involves a high degree of risk.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 1,195,000 of our 10,000,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                              SELLING STOCKHOLDERS


         All shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of November 30, 2004, and as adjusted to give effect to the sale of the shares offered hereunder.



                                                                Shares and
                               Shares Owned      Shares      Percentage To
                                     Before       Being     Be Owned After
Selling Security Holder            Offering     Offered           Offering Relationship To CONSULTAMERICA or Affiliates
............................. .............. ............ ................. .....................................................
                                                                8,805,000
Edward A. Sundberg               9,305,000      500,000             88.1%  Chairman
............................. .............. ............ ................. .....................................................
Lindsey Sundberg                   100,000      100,000               -0-  Director and adult daughter of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
Lawrence L. Zgrabik                  5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Martha A Zgrabik                     5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Christina A. Zgrabik                 5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Carolyn A. Vigo                      5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Daniel Vigo                          5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Stephen L. Zgrabik                   5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Rachel M. Zgrabik                    5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................




                                       13


............................. .............. ............ ................. .....................................................
Kenneth J. Zgrabik                   5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
John Zgrabik                         5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
John Feuerstein                      5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Sally Feuerstein                     5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Andrew Feuerstein                    5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Brian Feuerstein                     5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Charles Feuerstein                   5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Daniel Feuerstein                    5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Lori Sundberg                       10,000       10,000               -0-  Adult daughter of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
Leslie Sundberg                     10,000       10,000               -0-  Wife of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
Edward D. Sundberg                  10,000       10,000               -0-  Adult son of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
Travis Waters                        5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Carie Sundberg                       5,000        5,000               -0-  Wife of Edward D. Sundberg
............................. .............. ............ ................. .....................................................
Justin Waters                        5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Lindsay Waters                       5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
John R. Waters                       5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Lucinda K. Waters                    5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Edward A. Sundberg                  10,000       10,000               -0-  Grandson of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
Daphne M. Sundberg                  10,000       10,000               -0-  Granddaughter of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
Lisa Smith                          10,000       10,000               -0-  Adult daughter of Edward A. Sundberg
............................. .............. ............ ................. .....................................................
K. Ivan F. Gothner                 100,000      100,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Edward A. Heil                     100,000      100,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Gary B. Wolff                      100,000      100,000               -0-  ConsultAmerica Counsel
............................. .............. ............ ................. .....................................................
Holly Bottega                       25,000       25,000               -0-  Legal Assistant to Gary B. Wolff
............................. .............. ............ ................. .....................................................
R. Bret Jenkins                    100,000      100,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Jody Walker                          5,000        5,000               -0-  Stockholder only
............................. .............. ............ ................. .....................................................
Total                         10,000,000      1,195,000         8,805,000


         None of the Selling Stockholders are broker/dealers or affiliates of broker/dealers.

         Edward A. Sundberg, our president, and Lindsay Sundberg, a director, are both Selling Stockholders and will be considered to be underwriters for purposes of this offering.

         Selling Stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the common equity being registered. All of our outstanding shares were issued at par value of $.001 per share. Accordingly, in determining the offering price, we selected $.01 per share which was the nearest full cent higher than the price per share paid by stockholders.

                                 DIVIDEND POLICY

         We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.


                              MARKET FOR SECURITIES

         There is no public market for our common stock, and a public market may never develop. While we will seek to obtain a market maker to file a Rule 211 application with the NASD in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board ("OTCBB") such efforts may not be successful, and owners of our common stock may not have a market in which to sell the shares. Even if the common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

         There is no CONSULTAMERICA common equity subject to outstanding options or warrants to purchase or securities convertible into common equity of CONSULTAMERICA.

         The number of shares of CONSULTAMERICA common stock that could be sold pursuant to Rule 144 (once we are eligible therefore) is up to 1% of 10,000,000 (i.e., 100,000 shares) each three (3) months by each CONSULTAMERICA shareholder. Based upon current ownership, such number of shares eligible would be 795,000 shares as follows, 100,000 shares which may be sold by our president, commencing 90 days from the date of this prospectus and 695,000 shares which may be sold by our 34 other shareholders of CONSULTAMERICA commencing on or about October 1, 2005.

         CONSULTAMERICA has agreed to register 1,195,000 shares of the 10,000,000 shares currently outstanding for sale by security holders.


                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

   Balance Sheet Data:
                                                                August 31, 2004

   Current assets                                                   $ 7,341

   Other assets                                                    $ 60,430

   Current liabilities                                             $ 32,954

   Stockholders' equity                                            $ 34,817

   Income Statement Data:                                Year Ended August 31
                                                        2004                2003
                                                        ----                ----
   Revenue                                          $105,110                   -
   Operating expense                                $ 39,339                   -
   Net income                                       $ 40,778
   Weighted average number
   of shares outstanding                           9,305,000           9,305,000
   2Income per share                                  $(.00)              $(.00)


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS


         Certain matters discussed in this Prospectus are forward-looking statements. Such forward-looking statements contained in the Prospectus involve risks and uncertainties, including statements as to:


     o    our future operating results;

     o    our business prospects;

     o    our contractual arrangements and relationships with third parties;

     o    the dependence of our future success on the general economy;

     o    our possible financings; and

     o    the adequacy of our cash resources and working capital

         These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," "estimate" or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-------------------
2      Basic income per common share has been  calculated  based on the weighted average number of shares giving retroactive effect to a 9,305 for 1 stock split that was effected on September 20, 2004.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Operations

         We were inactive from 1996 until the first quarter of 2004. During that period we performed no revenue-generating services and incurred only minimal costs. The extent of operations over the next 12 months will be determined by:

     o    The number of engagements that we obtain, if any, and

     o    Our ability to negotiate non-cash compensation to satisfy commitments.


         As of August 31, 2004, we had one engagement in process to provide organizational services to an event management company located in Massachusetts. We cannot predict the amount or timing of fees that will be generated from this engagement but expect that it will approximate at least $25,000 since August 31, 2004. During the first quarter of 2004, we received $100,000 in fees associated with a project involving our services to Titan Financial LLC, a New York-based financial consulting firm in which Mr. Sundberg is a partner, and Sundberg Communications Co., Inc., a private company owned by our president. This project is completed, and we have no similar engagements underway or commitment for a similar engagement with Titan Financial LLC or Sundberg Communications Co., Inc.


         Most of our engagements are expected to come as a result of referrals from business contacts of Mr. Sundberg. We cannot predict what our level of activity will be over the next 12 months because we do not know how many client engagements that we will obtain.


         As a corporate policy, we will not incur any cash obligations that we cannot satisfy with known resources, of which there are currently none except as described in "Liquidity" below. We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and related services. Once we become a public entity, subject to the reporting requirements of the Exchange Act of '34, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $75,000 per year for the next few years and will be higher if our business volume and activity increases. These obligations will reduce our ability and resources to fund other aspects of our business. We hope to be able to use our status as a public company to increase our ability to use noncash means of settling obligations and compensate independent contractors, although there can be no assurances that we will be successful in any of those efforts. Issuing shares of our common stock to contractors who work on our engagements instead of paying cash to those contractors would enable us to perform more and larger engagements and use the cash obtained from those engagements to operate and expand our business. Having shares of our common stock may also give independent contractors a greater feeling of identity with us which may result in more referred engagements. Conversely, issuance of shares would necessarily dilute the percentage of ownership interest of our stockholders.

         If we are unable to obtain financing, we shall seek engagements through approaching the business contacts of our founder directly rather than through other marketing strategies. By doing so, we will not incur significant cash requirements.

         In almost all cases, we work and will continue to work closely with a client, spending time at the client facility to assist that client to improve operations, personnel or financial policies.


         We have been seeking engagements and will continue to seek engagements during the next 12 months from contacts of our president. Our contacts are by telephone or in person. We are seeking engagements that can be performed by Lindsay Sundberg, our treasurer and director, as well as our president. We are targeting engagements with smaller businesses and which, if engaged, would require Ms. Sundberg to spend a substantial portion of her time at the client's office. She is currently working on an engagement with an events management firm, although we cannot estimate the extent of revenues to be derived from that engagement. We will be dependent on one or a few engagements and clients for the indefinite future.


Liquidity

         As of October 29, 2004 we had $9,129 in cash.


         CONSULTAMERICA does not have any credit facilities or other commitments for debt or equity financing. No assurances can be given that advances when needed will be available. We do not believe that we need funding to undertake our operations because we do not have a capital intensive business plan. Private capital, if sought, will be from former business associates of our founder or private investors referred to us by those business associates. To date, we have not sought any funding source and have not authorized any person or entity to seek out funding on our behalf. If a market for our shares ever develops, of which there can be no assurances, we will use shares to compensate employees/consultants and independent contractors wherever possible.

         Our minimum cash requirement for the next 12 months is approximately $85,000 consisting of our treasurer's salary ($39,000), rent ($16,500), transportation ($4,500) and professional fees ($25,000) consisting of legal and accounting fees principally to comply with '34 Exchange Act reporting requirements. Our fees for the year ended August 31, 2004 were sufficient to meet that requirement. However, we do not have a sufficient backlog of engagements to ensure that we will do so during the next 12 months. Accordingly, our auditors indicated in their report on our financial statements that there is significant uncertainty about our ability to continue as a going concern. If necessary, our president has agreed in writing to defer compensation otherwise payable to him to the extent that gross profits are insufficient to pay CONSULTAMERICA's costs and expenses so as to permit us to remain viable and has further agreed to loan to CONSULTAMERICA amounts necessary to meet CONSULTAMERICA expenses if sufficient revenues are not generated therefore. If and when loaned, the loan will be evidenced by a non-interest bearing unsecured corporate note to be treated as a loan until repaid, if and when CONSULTAMERICA has the financial resources to do so.

         If revenues generated over the next 12 months approximate those received over the past 12 months, of which there are no assurances, we believe that the cash generated would be sufficient to continue operations for the next 12 months. CONSULTAMERICA will pay all costs relating to this offering estimated at $71,101.52. This amount will be paid, as and when necessary and required, or otherwise accrued on the books and records of CONSULTAMERICA until we are able to pay the full amount due either from revenues or loans from our president. Absent sufficient revenues to pay these amounts within three months of the date of this prospectus our president has agreed to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus. If and when loaned, the loan will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when CONSULTAMERICA has the financial resources to do so. A formal written arrangement exists with respect to our president's commitment to loan funds as indicated herein, and accordingly, the agreement between CONSULTAMERICA, our president and our counsel (filed as Exhibit 10.2 to the registration statement to which this prospectus is a part) is binding upon all parties.

         If revenues are insufficient to meet costs other than those which can be deferred, we will have to obtain financing. If financing is not available we will have to reduce operations.

         We have made a loan of $25,000 to an unrelated third party. Making that loan reduces our current liquidity; however, we believe that the relationship established has the potential to generate revenue in the future by establishing and maintaining ongoing relationships with our creditors. Our judgment is that the future potential exceeds the short-term risk to liquidity. The loan payable to our president ($7,961) is interest-free and has no specified maturity date. The proceeds of this indebtedness were used to pay obligations. If Mr. Sundberg, demands repayment during the next 12 months, it would have a material adverse impact on our financial condition.


Recent Accounting Pronouncements

         No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on our reported financial position or results of operations.

Critical Accounting Policies

         The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

         Because of our limited level of operations, we have not had to make material assumptions or estimates other than our assumption that we are a going concern. If our business increases, our principal estimates will involve whether engagements in process will be profitable.

Seasonality

         To date, we have not noted seasonality as a major impact on our business.

                                    BUSINESS


         CONSULTAMERICA was incorporated under the laws of the State of Delaware in 1988 by Edward A. Sundberg and Andrew Sundberg to be a management consulting firm.


         Our mission is to provide strategic business planning to small companies. We prepared numerous business plans and helped develop business strategies for our clients from inception through 1996, at which time we became dormant. Edward A. Sundberg became sole owner in 1997. We became active during the first quarter of 2004.


         During the first quarter of 2004, we received $100,000 in fees associated with a project providing our services to Titan Financial LLC, a New York-based financial consulting firm in which Mr. Sundberg, our president, is a partner and Sundberg Communications Co., Inc., a private company owned by Mr. Sundberg. This project represented substantially all of our revenue during the period and is completed. We have no similar engagements underway or commitment for a similar engagement with Titan Financial LLC or Sundberg Communications Co., Inc.

         We anticipate that we will rely on one or a small number of engagements and clients for the indefinite future. There is no assurance that these clients will provide us with sufficient levels of revenue to generate profits or even to sustain operations.


Strategy

         Our goal will be to provide management consulting services to small and midsized businesses. Our advice will principally relate to corporate structure, personnel issues and marketing. In some instances we may serve in the role of a corporate official at a client in order to design and implement a plan, while in other cases we will issue a written business plan to our client.

         We will not concentrate on any particular industry or limit ourselves to any geographic area. If necessary, we will team with other consultants if an engagement requires knowledge or resources that we do not have.

         We will use the contacts of our chairman, Edward A. Sundberg, to identify initial clients. Our founder has more than 20 years of experience in providing a variety of consulting services to clients. His experience includes:

     o    Preparing detailed business plans for small and midsized businesses;

     o    Assisting turnaround efforts;

     o    Assisting companies operate in international environments;

     o    Providing organizational services to small and large entities;

     o    Assisting companies prepare for financings and acquisitions; and

     o    Providing extensive human resource services.

         Our approach will be to focus on small and midsized companies that need structure and would benefit from our broad range of business contacts. We will:

     o work with client executives to develop risk management and business performance strategies. Among the services we intend to provide are strategic consulting with regard to the design and structure of the finance function, particularly restructuring in turnaround situations, acquisition and post-merger integration. This process, which leverages the experience of our president, will help clients to align their companies' resources and capabilities with their business objectives. Our services will also address pricing and yield management, billing, credit risk and collection effectiveness, lending and debt recovery.

     o work with clients to solve human performance issues that are crucial to their operational success, including recruiting and motivating key employees and management. We will work to provide human resources, knowledge management, and learning and performance management solutions that increase the efficiency and effectiveness of our clients' employees and operations, while reducing recruiting and training costs.

         We expect to function with a wide array of client situations. For example, our revenue in the first quarter of 2004 related to services associated with establishing an oil pipeline business. We are currently working with an events management company that assists clients in setting up shows and events. In this engagement we are working with the client to establish a strong client base.

Competition


         Competition in our industry is intense and most of our competitors have greater financial and other resources than do we. Competition will come from a wide variety of consulting and accounting firms, many of which have more employees, finances and other resources and greater name recognition that do we. We intend to compete based on the reputation and contacts of our founder and the creative and practical approach to services that we offer. Our founder has more than 20 years of experience in providing a variety of consulting services to corporations.


         No assurances can be given that our competitive strategy will be successful.

Employees


         At November 30, 2004, we had two employees, Edward A. Sundberg and Lindsey Sundberg. Mr. Sundberg devotes the time necessary to complete engagements to us, but is involved with other ventures, including one which provides similar services as we do. Lindsey Sundberg, who is Edward A. Sundberg's daughter, devotes fulltime to us. Various aspects of engagements may be subcontracted to consultants. There are no written contracts.


Property

         We currently operate out of office space located at 13070 Addison Rd., Roswell, GA 30075 provided to us by our founder at no cost which serves as our principal address. There is no written lease agreement. We also have an office located in Chestnut Hill, Massachusetts under the terms of a lease calling for monthly rental payments of $1,375 through the termination date of April 30, 2005.

Litigation

         We are not party to any pending, or to our knowledge, threatened litigation of any type.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our management consists of:


Name                           Age                          Title
----                           ---                          -----
Edward A. Sundberg              57    President and Secretary, Chief Executive
                                      Officer, Chief Financial Officer, Chief
                                      Accounting Officer and Chairman
Lindsay Sundberg                23    Treasurer and Director


Edward A. Sundberg: Mr. Sundberg has been our president since our inception in April 1988. He has also, since 2002, been a managing partner of Titan International LLC, an Atlanta-based project management and business strategy advisory firm and the owner, since 1992, of Sundberg Communications Co. Inc., a private consulting company. He is a graduate of the United States Naval Academy and holds an MBA from Boston University. See also, Business-Strategy regarding Mr. Sundberg's experience.

Lindsey Sundberg: Ms. Sundberg is the daughter of Edward A. Sundberg, has been employed by us since April 2004 and became a director in July 2004. Ms. Sundberg, who has no prior business experience before joining us, is a graduate of Connecticut College.


Possible Potential Conflicts

         No member of management is or will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they have other business interests to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his fiduciary duties to us. Currently we have only two officers/directors and are in the process of seeking to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed to.

Board of Directors

         All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to existing employment agreements (which do not currently exist) serve at the discretion of the board. Currently, directors receive no compensation. Committees of the Board of Directors


         Concurrent with having sufficient members and resources, the CONSULTAMERICA board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

         All directors will be reimbursed by CONSULTAMERICA for any expenses incurred in attending directors' meetings provided that CONSULTAMERICA has the resources to pay these fees. CONSULTAMERICA will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Stock Option Plan


         Pursuant to the September 13, 2004 board of directors' approval and subsequent stockholder approval, CONSULTAMERICA adopted our 2004 Non-Statutory Stock Option Plan (the "Plan") whereby we reserved for issuance up to 1,500,000 shares of our common stock. Non-Statutory Stock Options do not meet certain requirements of the Internal Revenue Service as compared to Incentive Stock Options which meet the requirements of Section 422 of the Internal Revenue Code. Nonqualified options have two disadvantages compared to incentive stock options. One is that recipients have to report taxable income at the time that they exercise the option to buy stock, and the other is that the income is treated as compensation, which is taxed at higher rates than long-term capital gains. We intend to file a Registration Statement on Form S-8 so as to register those 1,500,000 shares of common stock underlying the options in the Plan once we are eligible to do so which will be after we are subject to the 1934 Act Reporting Requirements and have filed all required reports during the preceding 12 months or such shorter period of time as required.


         No options are outstanding under the Plan as of November 30, 2004.


         As previously indicated, the board of directors, on September 13, 2004, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of CONSULTAMERICA and our subsidiaries, if any. The board of directors believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates. In addition, the Plan is intended to provide us with maximum flexibility to compensate plan participants. We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value. The board of directors believes that important advantages to CONSULTAMERICA are gained by an option program such as the Plan which includes incentives for motivating our employees, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and the stockholders on the other.


         The principal terms of the Plan are summarized below; however, it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan, a copy of which has been filed as an exhibit to this Registration Statement.

Summary Description of the ConsultAmerica, Inc. 2004 Non-Statutory Stock Option Plan


         The purpose of the Plan is to provide directors, officers and employees of, as well as consultants, attorneys and advisors to, CONSULTAMERICA and our subsidiaries, if any, with additional incentives by increasing their ownership interest in CONSULTAMERICA. Directors, officers and other employees of CONSULTAMERICA and our subsidiaries are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by us and consultants, attorneys and advisors to us providing valuable services to us and our subsidiaries. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to us and/or our subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended. Further, NSO's have two disadvantages compared to ISO's in that recipients of NSOs must report taxable income at the time of NSO option exercise and income from NSO's is treated as compensation which is taxed at higher rates than long-term capital gains.

         Our board of directors or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and (c) if such termination is for cause (as determined by the board of directors and/or compensation committee), such options shall terminate immediately. Unless otherwise determined by the board of directors or compensation committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

         The Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:

     a. decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or

     b.   extend the NSO period, or

     c.   materially increase the benefits accruing to Plan participants, or

     d.   materially modify Plan participation eligibility requirements, or

     e.   extend the expiration date of the Plan.

         Unless otherwise indicated the Plan will remain in effect for a period of ten years from the date adopted unless terminated earlier by the board of directors except as to NSOs then outstanding, which shall remain in effect until they have expired or been exercised.


                                      Equity Compensation Plan Information
                                                                                Number of securities remaining
                              Number of securities to      Weighted-average      available for future issuance
                              be issued upon exercise     exercise price of        under equity compensation
                              of outstanding options,    outstanding options,     plans (excluding securities
                                warrants and rights      warrants and rights       reflected in column (a))

        Plan category                   (a)                      (b)                          (c)
  ..............................................................................................................
  Equity compensation plans
  approved by security
  holders                                            -                       -                       1,500,000
  ..............................................................................................................
  ..............................................................................................................
  Equity compensation plans
  not approved by security
  holders                                            -                       -                               -
  ..............................................................................................................
  ..............................................................................................................
            Total                                    -                       -                       1,500,000

Executive Compensation


         No executive officer or director has received any compensation during fiscal years ended August 31, 2003 and 2004. We currently have no formal written salary arrangement with our president.




                                                                                Long Term Compensation
                                          Annual Compensation                      Awards            Payouts
                                                                          Restricted   Securities
                        Year                                Other            Stock     Underlying     LTIP
     Name and          Ended                  Bonus         Annual         Award(s)     Options/     Payouts       All Other
Principal Position    Aug. 31    Salary ($)    ($)     Compensation ($)       ($)       SARs (#)       ($)      Compensation ($)
Edward A. Sundberg      2004           -        -             -                -          -             -              -
   President            2003           -        -             -                -          -             -              -


                             PRINCIPAL SHAREHOLDERS


         As of November 30, 2004, we had 10,000,000 shares of common stock outstanding which are held by 35 shareholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of November 30, 2004; of all directors and executive officers of CONSULTAMERICA; and of our directors and officers as a group

Name and Address of           Number of Shares
Beneficial Owner 3            Beneficially Owned4          Percent of Class
----------------              --------------------         ----------------
Edward A. Sundberg            5              9,315,000                   93.2
.................................................................................
Lindsey Sundberg                               100,000                    1.0
.................................................................................

.................................................................................
Officers and Directors                      59,415,000                   94.2
as  a group ( 2 members)


                  CERTAIN RELTIONSHIPS AND RELATED TRANSACTIONS


         We currently operate out of office space located at 13070 Addison Rd., Roswell, GA 30075 provided to us by our president at no cost which serves as our principal address. There is no written lease agreement.


         The sole promoters of CONSULTAMERICA are our president, Edward A. Sundberg, and a director, Lindsey Sundberg.

         During the first quarter of 2004, we received $100,000 in fees associated with a project involving our services to Titan Financial LLC, a New York-based financial consulting firm in which Mr. Sundberg is a partner, and Sundberg Communications Co., Inc., a private company owned by our president. This project is completed, and we have no similar engagements underway or commitment for a similar engagement with Titan Financial LLC, or Sundberg Communications Co., Inc.

         The portion of proceeds attributable to us from this project was determined solely by our president and was not the result of any independent negotiation. The project was completed and no further revenue therefrom is anticipated. See also Risk Factor 14.

                  The amounts due to our president, Edward A, Sundberg, at August 31, 2004 ($7,961) are interest-free and have no specified repayment terms. The money received were used to pay obligations to unrelated third parties. Absent sufficient revenues to pay the expenses within three months of the date of this prospectus, our president has agreed to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus. If and when loaned, the loan will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when CONSULTAMERICA has the financial resources to do so. A formal written arrangement exists with respect to our president's commitment to loan funds as indicated herein, and accordingly, the agreement between CONSULTAMERICA, our president and our counsel (filed as Exhibit 10.2 to the registration statement to which this prospectus is a part) is binding upon all parties. Our president has no other obligations to lend us funds.

-----------------------------
3      The address for each person is 13070 Addison Rd., Roswell, GA 30075.
4 Unless otherwise indicated, CONSULTAMERICA believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.
5       Includes  10,000  shares  owned by  Leslie  Sundberg,  wife of Edward A.
Sundberg, in accordance with SEC Release 33-4819 which states, in part, "...that a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children..." Mr. Sundberg disclaims any beneficial interest in or control over any of such 10,000 shares other than that which may be attributed to him by operation of law.

                            DESCRIPTION OF SECURITIES

Introduction


         We are authorized to issue 24,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value of $.001 per share.

Preferred Stock

         Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences to be determined from time to time by our Board of Directors. No shares of preferred stock have been designated, issued or are outstanding. However, the authorization in our certificate of incorporation results in our board of directors being empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

         Among other rights, our board of directors may determine, without further vote or action by our stockholders:

     o    the number of shares and the designation of the series;

     o whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

     o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     o whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

     o whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

     o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

         We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock


         Our certificate of incorporation authorizes the issuance of 24,000,000 shares of common stock. There are 10,000,000 shares of our common stock issued and outstanding at November 30, 2004 which shares are held by 35 shareholders. The holders of our common stock:


     o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

     o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

     o    do  not  have  preemptive,   subscription  or  conversion  rights,  or
          redemption or access to any sinking fund; and

     o are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.


Authorized but Un-issued Capital Stock


         Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of CONSULTAMERICA, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.


         One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

         We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

     o the transaction is approved by the board of directors before the time the interested stockholder attained that status;

     o upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

     o at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

         As a Delaware corporation, we are subject to the Delaware Revised Statutes ("DRS" or "Delaware law"). Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

         Dissenters' Rights. Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

         A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

     o    listed on a national securities exchange,

     o included in the national market system by the National Association of Securities Dealers, or

     o    held of record by not less than 2,000 holders.


         This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the Articles of Incorporation (our Certificate of Incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

         Inspection Rights. Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

     o    the articles of incorporation, and all amendments thereto,

     o    bylaws and all amendments thereto; and

     o a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Penny Stock Restrictions

         Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the OTCBB once Rule 211 application is accepted by the NASD, of which there can be no assurance. As a result, an investor may find it difficult to dispose of our securities for reasons hereinafter set forth.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in summary form, sets forth:

     o the basis upon which the broker or dealer made the suitability determination, and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.


         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements will create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.


Transfer Agent

         The Transfer Agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004. Its telephone number is 212-509-4000.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares at various times in one or more of the following transactions:

     o    on any market that might develop;

     o    in transactions other than market transactions;

     o    by pledge to secure debts or other obligations;

     o (if a market should develop) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o    6purchases  by  a  broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account; or

     o    in a combination of any of the above.

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over- the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

         The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers.


         Affiliates and/or promoters of CONSULTAMERICA who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions. See Risk Factor 15.


         We will pay all expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
-------------------------
6 If any of the selling shareholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares in CONSULTAMERICA to a broker-dealer as principal and the broker-dealer is acting as underwriter, CONSULTAMERICA will file a post-effective amendment to this registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in this registration statement as required and filing the agreement as an exhibit to this registration statement.

         This offering will terminate on the earlier of:

     a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act; or

     b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

State Securities - Blue Sky Laws

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

         Selling Securityholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

Limitations Imposed by Regulation M

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gary B. Wolff, P.C., 805 Third Avenue, New York, New York 10022. Gary B. Wolff, president and sole stockholder of Gary B. Wolff, P.C., owns 100,000 shares of our common stock.


                                     EXPERTS

         The financial statements of ConsultAmerica, Inc. as of August 31, 2004 and the years ended August 31, 2004 and 2003.included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of Sherb & Co, LLP given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.


         As of the date of this prospectus, CONSULTAMERICA became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N. W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

         You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

ConsultAmerica, Inc.
13070 Addison Road
Roswell, GA  30075
404-915-0570

                              CONSULTAMERICA, INC.

                           FINANCIAL STATEMENTS INDEX




   Report of Independent Registered Public Accounting Firm...........F-1

   Balance Sheet.....................................................F-2

   Statements of Operations..........................................F-3

   Statement of Stockholders' Equity.................................F-4

   Statements of Cash Flows..........................................F-5

   Notes to the Financial Statements............................F-6 through F-10

                              FINANCIAL STATEMENTS


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
ConsultAmerica, Inc.
Roswell, GA

We have audited the accompanying balance sheet of ConsultAmerica, Inc., as of August 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the years ended August 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ConsultAmerica, Inc., as of August 31, 2004 and the results of its operations and its cash flows for the years ended August 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had been inactive for several years and restarted operations in early 2004. It has no significant revenue producing engagements which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


November 1, 2004
New York, NY

                              CONSULTAMERICA, INC.

                                  Balance Sheet
                                 August 31, 2004


                                     ASSETS

CURRENT ASSETS:
Cash                                                          $           7,341
                                                              ------------------

Total Current Assets                                                      7,341
                                                              ------------------

PROPERTY:
Equipment and fixtures                                                   42,517
Accumulated depreciation                                                 (7,087)
                                                              ------------------

Net                                                                      35,430
NOTE RECEIVABLE                                                          25,000
                                                              ------------------

TOTAL ASSETS                                                  $          67,771
                                                              ==================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to officer                                                $           7,961
Income taxes payable                                                     24,993
                                                              ------------------

Total Current Liabilities                                                32,954
                                                              ------------------


STOCKHOLDERS' EQUITY:
Preferred  stock  at  $0.001  par  value; 1,000,000 shares
    authorized, -0- outstanding                                               -
Common  stock  at  $0.001  par  value;  authorized
    24,000,000 shares; 9,305,000 shares issued and
    outstanding
                                                                          9,305
Retained earnings                                                        25,512
                                                              ------------------

Stockholders' Equity                                                     34,817
                                                              ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $          67,771
                                                              ==================

   The accompanying notes are an integral part of these financial statements.

                              CONSULTAMERICA, INC.

                            Statements of Operations
                   For the Years Ended August 31 2004 and 2003





                                                 2004                 2003
                                           ---------------     -----------------

   Revenue                                 $      105,110      $              -

   Costs and Expenses:
   Operating                                       39,339                     -
                                           ---------------     -----------------
   Total                                           39,339                     -
                                           ---------------     -----------------

   Income Before Income Taxes                      65,771                     -

   Provision for Income Taxes                      24,993                     -
                                           ---------------     -----------------

   Net Income                              $       40,778      $              -
                                           ===============     =================

   Basic and diluted income per share                 $.00               $ (.00)
                                           ===============     =================
   Weighted average number of common
   shares outstanding                           9,305,000             9,305,000
                                           ===============     =================






   The accompanying notes are an integral part of these financial statements.

                              CONSULTAMERICA, INC.

                   Statement of Stockholders' Equity (Deficit)


                                              Common Stock
                                       ---------------------------
                                                                       Retained
                                                                       Earnings
                                           Number        Amount        (Deficit)        Total
                                       -------------- ------------ --------------- ---------------
  Balance, September 1, 2002               9,305,000  $     9,305  $      (15,266) $       (5,961)

  Net income - 2003                                -            -                               -
                                       -------------- ------------ --------------- ---------------

  Balance, August 31, 2003                 9,305,000        9,305         (15,266)         (5,961)

  Net income - 2004                                -            -          40,778          40,778
                                       -------------- ------------ --------------- ---------------

  Balance, August 31, 2004                 9,305,000  $     9,305  $       25,512  $       34,817
                                       ============== ============ =============== ===============





   The accompanying notes are an integral part of these financial statements.

                              CONSULTAMERICA, INC.

                            Statements of Cash Flows
                  For the Years Ended August 31, 2004 and 2003


                                                          2004                     2003
                                                 --------------------      --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                       $            40,778                         -
Depreciation expense                                           7,087                         -
Increase in income taxes payable                              24,993
                                                 --------------------      --------------------
Net Cash Provided by Operating Activities                     72,858                         -
                                                 --------------------      --------------------

CASH FLOWS FROM INVESTING ACTIVITIES


Loan to unrelated company                                    (25,000)                         -
Purchase of equipment and fixtures                           (42,517)                         -
                                                 --------------------      --------------------
Total                                                        (67,517)                         -
                                                 --------------------      --------------------


CASH FLOWS FROM FINANCING ACTIVITIES

Loans from officer                                             2,000                         -
                                                 --------------------      --------------------

INCREASE  IN CASH AND CASH EQUIVALENTS:
                                                               7,341                         -

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR
                                                                   -                         -
                                                 --------------------      --------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR
                                                 $             7,341       $                 -
                                                 ====================      ====================

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:
Cash Paid For:
Interest                                         $                 -       $                 -
                                                 ====================      ====================
Income taxes                                     $                 -       $                 -
                                                 ====================      ====================


   The accompanying notes are an integral part of these financial statements.

                              CONSULTAMERICA, INC.
                        Notes to the Financial Statements
                                 August 31, 2004

NOTE 1 - ORGANIZATION

                  ConsultAmerica, Inc. (the "Company") was incorporated under the laws of the State of Delaware in 1988. The Company's mission is to provide strategic business planning to small companies. It prepared numerous business plans and helped develop business strategies for its clients from inception through 1996, at which time it became dormant. It recommenced business activities in February 2004.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                a.  Accounting Method

                The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending August 31.

                b.  Provision for Taxes


                The Company has a calendar year-end for income tax purposes. The provision for income taxes was calculated using a 38% statutory rate. There are no material temporary or permanent differences between income reported for financial reporting purposes and income reported for income tax purposes.


                c.  Cash Equivalents

                The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                d.  Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                e. Property - Equipment and furniture are stated at cost and are depreciated over the estimated useful lives of the related assets of 6 years. Depreciation is computed on the straight-line and accelerated methods for both financial reporting and income tax purposes. Depreciation expense for the year ended August 31, 2004 and 2003 was $7,087 and $-0-, respectively.

                f. Impact Of New Accounting Standards


                In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," ("SFAS No. 132") establishing additional annual disclosures about plan assets, investment strategy, measurement date, plan obligations and cash flows.

                In addition, the revised standard established interim disclosure requirements related to the net periodic benefit cost recognized and contributions paid or expected to be paid during the current fiscal year. The new annual disclosures are effective for financial statements with fiscal years ending after December 15, 2003 and the interim- period disclosures are effective for interim periods beginning after December 15, 2003. The Company will adopt the annual disclosures for its fiscal year ending December 31, 2004 and the interim disclosures for its fiscal quarter ending March 31, 2004. The adoption of the revised SFAS No. 132 will have no impact on the Company's results of operation or financial condition.

                In March 2004, the Financial Accounting Standards Board published an Exposure Draft Share-Based Payment, an Amendment of FASB Statements No. 123 and 95. The proposed change in accounting would replace existing requirements under SFAS 123, Accounting for Stock-Based Compensation, and APB Opinion No 25, Accounting for Stock Issued to Employees. Under this proposal, all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The comment period for the exposure draft ends June 30, 2004.

                g.   Revenue Recognition


                The Company will recognize revenue on engagements when work has been performed and the project completed satisfactorily. The Company will not undertake contingency contracts wherein income is linked to the completion of activities performed or completed by others. Engagements will generally be fixed price, cover periods of less than one year and may be terminated by the client based on dissatisfaction. Revenue on these engagements will be recognized at the completion of the engagement.


                h.   Stock Options and Warrants

                As permitted by Statement of Financial Accounting Standards No. 123 Accounting for Stock based Compensation ("SFAS No. 123"), the Company has elected to measure and record compensation cost relative to employee stock option and warrant costs in accordance with Accounting Principles Board (`APB") Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations and will make pro forma disclosures of net income and earnings per share as if the fair value method of valuing stock options and warrants had been applied. Under APB Opinion 25. compensation cost is recognized for stock options and warrants granted to employees when the option or warrant price is less than the market price of the underlying common stock on the date of grant. In addition, the Company will provide pro forma disclosure of stock-based compensation, as measured under the fair value requirements of SFAS No. 123, Accounting for Stock-Based Compensation. These pro forma disclosures will be provided as required under SFAS No 148, Accounting for Stock-Based Compensation--Transition and Disclosure.

                Options and warrants issued to individuals other than employees or directors will be accounted for in accordance with SFAS No.123 which requires recognition of compensation expense for grants of stock, stock options, and other equity instruments over the vesting periods of such grants, based on the estimated grant-date fair values of those grants.


NOTE 3 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company was inactive from 1996 until the first quarter of 2004. During that period, it performed no revenue-generating services and incurred only minimal costs. The Company recommenced operations during the first calendar quarter of 2004. However, it has not established a level of ongoing revenues sufficient to cover its operating costs to allow it to continue as a going concern.


         Company will actively seek new engagements and engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and perform services that do not require cash outlays as a means of financing its operations. If the Company is unsuccessful in these efforts and cannot obtain new engagements or a source of funding, it may substantially curtail or terminate its operations



NOTE 4 - STOCKHOLDERS' EQUITY


         The Company amended its articles of incorporation in September 2004 and immediately thereafter affected a 9,305 for 1 forward stock split resulting in there being 9,305,000 common shares outstanding and owned of record and beneficially by CONSULTAMERICA's president. Immediately thereafter, CONSULTAMERICA issued a total of 695,000 shares to 34 persons at $.001 per share. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the impact of the September 2004 stock split.


Preferred Stock

     The board of directors may determine, without further vote or action by stockholders:

     o    the number of shares and the designation of the series;

     o whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

     o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     o whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

     o whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

     o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

     The  Company has no shares of preferred stock issued or outstanding.

Common Stock

     The  holders of the Company's common stock:

     o Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

     o Are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

     o    Do  not  have  preemptive,   subscription  or  conversion  rights,  or
          redemption or access to any sinking fund; and

     o Are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.


Stock Option Plan

         Pursuant to a September 13, 2004 Board of Directors approval and subsequent stockholder approval, the Company adopted its 2004 Non-Statutory Stock Option Plan (the "Plan") whereby it reserved for issuance up to 1,500,000 shares of its common stock. The purpose of the Plan is to provide directors, officers and employees of, consultants, attorneys and advisors to the Company and its subsidiaries with additional incentives by increasing their ownership interest in the Company. Directors, officers and other employees of the Company and its subsidiaries are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by the Company and consultants, attorneys and advisors to the Company providing valuable services to the Company and its subsidiaries. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to the Company and/or its subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended.

         The Board of Directors of the Company or a Compensation Committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and
(c) if such termination is for cause (as determined by the Board of Directors and/or Compensation Committee), such options shall terminate immediately. Unless otherwise determined by the Board of Directors or Compensation Committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

         The Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would (a) increase the total number of shares reserved for the purposes of the Plan or decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan or (b) extend the NSO period or (c) materially increase the benefits accruing to Plan participants or (d) materially modify Plan participation eligibility requirements or (e) extend the expiration date of the Plan. Unless otherwise indicated the Plan will remain in effect for a period of ten years from the date adopted unless terminated earlier by the board of directors except as to NSOs then outstanding, which shall remain in effect until they have expired or been exercised.

         There are no options outstanding under the Plan as of August 31, 2004.


NOTE 4.- CONCENTRATION OF RISK

         Substantially all of the Company's revenue for the year ended August 31, 2004 was derived from a project involving services to Titan Financial LLC, a New York-based financial consulting firm in which the Company's president is a partner, and Sundberg Communications Co., Inc., a private company owned by him. The portion of proceeds attributable to the Company from this project was determined solely by the Company's President and was not the result of any independent or arm's length negotiation. The project was completed, and no further revenue therefrom is anticipated.

         The amounts due to an officer at August 31, 2004 represent cash loans from the Company's President to pay obligations due to unrelated parties. The loans are interest-free and have no specified repayment terms.


NOTE 5.- NOTE RECEIVABLE


         In June 2004, the Company agreed to make a $25,000 unsecured loan to an unrelated company. The loan bears simple interest at the rate of 8% per annum until May 31, 2007 and 12% per annum thereafter. Interest payments are due semiannually commencing December 1, 2004. The loan is repayable in monthly installments of $2,083 beginning June 1, 2007 but all unpaid amounts become due and payable if the current owner of the borrower sells or gives up majority ownership in the borrower. The Company recognizes the simple interest earned on the note each quarter based on the passage of time.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

         The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

         Until ________ , 2005 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


1,195,000 Shares
ConsultAmerica, Inc.
Common Stock
PROSPECTUS
December __ , 2004

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...........................................................2
RISK FACTORS.................................................................4
USE OF PROCEEDS.............................................................13
SELLING STOCKHOLDERS........................................................13
DETERMINATION OF OFFERING PRICE.............................................15
DIVIDEND POLICY.............................................................15
MARKET FOR SECURITIES.......................................................15
SUMMARY FINANCIAL DATA......................................................16
NOTE REGARDING FORWARD-LOOKING STATEMENTS...................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................17
BUSINESS....................................................................20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................23
PRINCIPAL SHAREHOLDERS......................................................27
CERTAIN RELTIONSHIPSAND RELATED TRANSACTIONS................................27
DESCRIPTION OF SECURITIES...................................................28
PLAN OF DISTRIBUTION........................................................33
LEGAL MATTERS...............................................................35
EXPERTS.....................................................................35
WHERE YOU CAN FIND MORE INFORMATION.........................................36




                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Article "TENTH" of CONSULTAMERICA's Certificate of Incorporation provides for indemnification of CONSULTAMERICA's officers and directors as follows:


         No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a direct, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 10 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         In addition, Delaware Corporation Law Section 145 entitled Indemnification of Officers, Directors, Employees and Agents; insurance contains numerous provisions regarding indemnification for those persons indicated in its section heading.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, Strong has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of Strong in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Strong will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

          SEC Registration fee                         $                    1.52
          NASD Filing Fee                                                 100.00
          *Accounting fees and expenses                                12,500.00
          *Legal fees and expenses                                     50,000.00
          *Transfer Agent fees                                          3,500.00
          *Blue Sky fees and expenses                                   3,500.00
          *Miscellaneous expenses                                       1,500.00
                                                       -------------------------

          Total                                        $              71,101.52
                                                       =========================

     *Indicates expenses that have been estimated for filing purposes.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the three years preceding the filing of this Form SB-2, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

         Upon incorporation in April 1988, CONSULTAMERICA issued 1,000 shares of its common stock to its then sole stockholder and president, Edward Sundberg. Immediately subsequent to the filing of an amended Certificate of Incorporation on September 20, 2004 (wherein the number of authorized shares of common stock was increased to 24,000,000 shares at $.001 par value common stock. Edward Sundberg, CONSULTAMERICA's president exchanged such 1000 shares for 9,305,000 CONSULTAMERICA shares. The total purchase price for these shares amounted to $9,305. Thereafter and commencing on September 20, 2004 and concluding September 30, 2004, CONSULTAMERICA issued a further 695,000 shares to 34 persons at par value of $.001 per share in cash, which totaled $695.

         These stockholders or their representatives had the opportunity to ask questions of and receive answers from executive officers of CONSULTAMERICA and were provided with access to CONSULTAMERICA's documents (Certificate of Incorporation and Amendments thereto) in order to verify the information provided. Each of these 34 shareholders who was not an accredited investor either alone or with his or her purchaser representative(s), if any, represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and CONSULTAMERICA had grounds to reasonably believe immediately prior to making any sale that such purchaser came within this description. All transactions were negotiated in face-to-face or telephone discussions between executives of CONSULTAMERICA and the individual purchaser, each of whom, or their respective representative, indicated that they met the definition of "sophisticated" investor as defined in Regulation D and CONSULTAMERICA has made a determination that each of such investors are "sophisticated investors". Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with CONSULTAMERICA.

         No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid to anyone, nor was any general solicitation or general advertising conducted or undertaken. The securities will bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of CONSULTAMERICA.


         The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended as well as upon Rule 504 of Regulation D under the Securities Act of `33.

ITEM 27. EXHIBITS.


     *      3.1  Articles of Incorporation
     *     3.1a  Amendment to Certificate of Incorporation
     *     3.1b  Certificate for Renewal and Revival of Certificate of
                 Incorporation
     *     3.1c  Amended Certificate of Incorporation
     *      3.2  By-Laws
     *      4.1  Specimen of Certificate of Common Stock
     *      5.1  Opinion of Gary B. Wolff, P.C.*
     *     10.1  2004 Non-Statutory Stock Option Plan
     *     10.2  Agreement between CONSULTAMERICA, its president and its counsel

     *     10.3  Agreement between CONSULTAMERICA and its president regarding potential deferred compensation
    **     10.4  Agreement between CONSULTAMERICA and Edward A. Sundberg regarding potential conflicts of interest
    **     10.5  Note Receivable from That Event Company
     *     23.1  Consent of Sherb & Co., LLP
     *     23.2  Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1)
    **     5.1a  Opinion of Gary B. Wolff, P.C.
    **    23.1a  Consent of Sherb & Co., LLP
    **    23.2a  Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1a)

     * Filed with the initial filing.
    ** Filed with Amendment No. 1.


The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28. UNDERTAKINGS.

         The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii)Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iv) Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


4. Request For Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

             "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Roswell, GA on the 7 day of December , 2004.


                              ConsultAmerica, Inc.

                                              /s/
                                                  ------------------------------
                                              By: Edward A. Sundberg, President
                                                  and Secretary, Chief Executive
                                                  Officer, Chief Financial
                                                  Officer, Chief Accounting
                                                  Officer and Chairman


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature(s)                           Title(s)                         Date


/s/ Edward A. Sundberg                                          December 7, 2004
    -------------------
By: Edward A. Sundberg,   President and Secretary, Chief
                          Executive Officer, Chief Financial
                          Officer, Chief Accounting Officer
                          and Chairman


/s/ Lindsey Sundberg                                            December 7, 2004
    ----------------
By: Lindsey Sundberg      Treasurer and Director